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                                 WEED & CO. LLP
                        4695 MacArthur Court, Suite 1430
                             Newport Beach, CA 92660
                             Telephone 949-475-9086


                                 March 2, 2009



MAIL STOP 3561
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Ms. Beverly A. Singleton
Division of Corporate Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-3561

Telephone 202.551-3328
Facsimile 703.813.6967

RE: Marketing Worldwide Corporation
    Form 10-K for the year ended September 30, 2008
    Filed on January 13, 2009
    File No. 0-50586

Dear Ms. Singleton:

The purpose of this letter is to acknowledge the Commission's letter dated February 17, 2009 and to inform you that Marketing Worldwide Corporation intends to fully respond by the end of this week.


                                                     Sincerely yours,



                                                     /s/ Richard O. Weed
                                                     --------------------
                                                     Richard O. Weed
                                                     Managing Partner